EXHIBIT 21.1 SUBSIDIARIES OF THE REGISTRANT




                                   Jurisdiction of   % of Voting
                                   Incorporation or  Securities Held at
Name of Corporation                Organization      December 31, 1998~
~
TRECO L.L.C.                          Nevada            75
 Basic Investments, Inc.              Nevada            28
   Victory Valley Land Company L.P.   Nevada            50
 Victory Valley Land Company L.P.     Nevada            12

TRE Holding Corporation               Delaware         100

TRE Management Company                Delaware         100

Titanium Metals Corporation           Delaware          33

NL Insurance Limited of Vermont       Vermont          100

NL Industries, Inc.                   New Jersey        20









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